Exhibit 4.10

DATED 18 December 2019

Q&K International Group Limited

as Borrower

and

Azure Investments Ltd.

as Lender

LOAN AGREEMENT

UP TO US$35,000,000

SHORT-TERM LOAN FACILITY

to Q&K International Group Limited

Execution		20

The Appendix 1	Form of Notice of Drawing	1-1

THIS AGREEMENT is made on the 18th day of December 2019.

BETWEEN:

(1)	Q&K International Group Limited, a company incorporated under the laws of Cayman Islands and listed on NASDAQ under ticker symbol of QK as borrower (the “Borrower”); and

(2)

Azure Investments Ltd., a company with limited liability incorporated under the laws of Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, as lender (the “Lender”).

WHEREAS:

The Lender has, at the request of the Borrower, agreed to make available to the Borrower a term loan of up to Thirty-Five Million US Dollars (US$35,000,000) subject to and on the terms and conditions specified in this Agreement.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, unless the context requires otherwise:

“Advance” means the advance under the Facility pursuant to Clause 4;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earliest of (a) 30 September 2020, (b) the date on which the Facility is fully drawn and (c) the day of which the Facility is cancelled or terminated under the provisions of this Agreement;

“Bill.com” means BILL.com INC., a company incorporated under the laws of British Virgin Islands with its registered office at Start Chambers, Wickham’s Cay II P O Box 2221, Road Town Tortola, British Virgin Islands;

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands or Hong Kong are required or authorized by law or executive order to be closed;

“Charged Shares” have the meaning set forth in the Deed of Share Charge, which shall, as of the date of this Agreement, include but not limited to (i) 190,329,080 class B ordinary shares of the Borrower held by Bill.com, (ii) 120,000,000 class B ordinary shares of the Borrower held by Yijia Inc. and (iii) 100,000,000 class A ordinary shares of the Borrower held by CP QK;

“Chargors” means Bill.com, Yijia Inc. and CP QK;

“CP QK” means CP QK Singapore Pte Ltd., a company incorporated under the laws of Singapore with its registered office at One Temasek Avenue, #20-01 Millenia Tower Singapore 039192;

“Deed of Share Charge” means all the deed of share charge to be executed by the Lender and the Chargors respectively over their respective Charged Shares in form and substance satisfactory to the Lender;

“Disposal” means any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, tenancy, licence, direct or indirect reservation, waiver, compromise, release, dealing with or in or granting of any option, right of first refusal or other right or interest whatsoever and includes any agreement for any of the same and “Dispose” and “Disposition” shall be construed accordingly;

“Encumbrance” means:

(a)	any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b)	any arrangement whereby any rights are subordinated to any rights of any third party; and

(c)	any contractual right of set-off;

“Event of Default” means any event or circumstance specified as such in Clause 13.1;

“Facility” means the loan facility to be made available under this Agreement;

“Final Repayment Date” means 30 September 2020;

“Finance Documents” means this Agreement, any Security Document and any other document designated as such by the Lender and the Borrower;

“Following Drawdown Advance” means the drawdown of the outstanding Advance in increments of five million US Dollars (US$5,000,000) available under the Facility after the Initial Drawdown Advance pursuant to Clause 4.2;

“Group” means the Borrower and its respective Subsidiaries;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Initial Drawdown Advance” means an initial drawdown advance of Ten Million US Dollars (US$10,000,000) pursuant to Clause 4.1;

“Initial Drawdown Date” means [*] December 2019;

“Loan” means the principal amount drawn and for the time being outstanding under the Facility;

“Material Adverse Effect” means, in the reasonable opinion of the Lender, a material adverse effect on:

(a)	the ability of the Borrower or any Security Provider to perform its obligations under any of the Finance Documents to which it is or is to be a party;

(b)	the business, operations, assets, financial or other condition or prospects of the Borrower or its Subsidiaries; or

(c)	the validity or enforceability of any Finance Document, the value of any security under any Security Document or the rights or remedies of the Lender under the Finance Documents;

“Notice of Drawing” means a notice in the form set out in the Appendix;

“Potential Event of Default” means any event or circumstance which with the giving of notice, the passage of time, any determination of materiality or the satisfaction of any applicable condition (or any combination of them) would reasonably be expected to become an Event of Default;

“Security Documents” means the Deed of Share Charge and any other document executed from time to time by whatever person as a further guarantee of or security for all or any part of the Borrower’s obligations under this Agreement;

“Security Providers” means the Chargors and any other party to the Security Documents (except for the Lender);

“Subsidiary” in relation to any company means any other company or other entity directly or indirectly under the control of the first-mentioned company; for this purpose “control” means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity, or power to direct its policies and management whether by contract or otherwise and “Holding Company” in relation to any company means the company of which such last-mentioned company is a Subsidiary;

“US Dollars” and “US$” means the lawful currency for the time being of the United States of America; and

“Yijia Inc.” means YIJIA INC., a company incorporated under the laws of British Virgin Islands with its registered office at Start Chambers, Wickham’s Cay II P O Box 2221, Road Town Tortola, British Virgin Islands.

1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

an “authorisation” includes any approvals, consents, licences, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default or Potential Event of Default which is “continuing” means an Event of Default or Potential Event of Default which has not been remedied or waived;

“including” or “includes” means including or includes without limitation;

“indebtedness” includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to any such obligation:

(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b)	under or in respect of any guarantee, indemnity, counter-security or other assurance against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or service; or

(d)	in respect of any indebtedness of any other person whether or not secured by or benefitting from an Encumbrance on any property or asset of such person;

“law” and/or “regulation” includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof;

“tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3	Successors and Assigns. The expressions “Borrower” and “Lender” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.4

Miscellaneous. In this Agreement, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses and the Appendix are to clauses of and the appendix to this Agreement and references to this Agreement include the Appendix. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.	THE FACILITY AND SECURITY

2.1	Amount. Subject to the provisions of this Agreement the aggregate principal amount of the Facility available to the Borrower is up to thirty-five million US Dollars (US$35,000,000).

2.2

Purpose. The proceeds of the Facility shall be used exclusively for the working capital of the Borrower. The Lender shall have no responsibility to see to the application of the proceeds by the Borrower.

2.3

Security. The Borrower shall procure the Chargors to deliver to the Lender the signed Deed of Share Charge on the earlier date of (i) the expiration of the lock-up period applicable to the Charged Shares under such Deed of Share Charge, and (ii) the date on which the Chargor under such Deed of Share Charge enters into a waiver letter with respect to the Charged Shares under such Deed of Share Charge with the underwriter of the Borrower. The Borrower shall further, and shall procure the Chargors to, execute any documents or notices and/or take any actions required to complete each Security Document and to make each Security Document valid and enforceable within one (1) Business Days after the date of such Security Document. The Lender shall use reasonable endeavours to cooperate with the Borrower in order to provide or execute any documents and/or notices required to complete the Security Documents.

3.	CONDITIONS PRECEDENT

3.1	Conditions. The Lender shall not be obliged to make the Advance to the Borrower unless it shall have received:

Loan Agreement and Security Documents

(a)	this Agreement duly executed by the Borrower;

Miscellaneous

(b)

certified copies of the directors’ resolutions of the Borrower approving the Finance Documents to which it is a party and authorizing the due execution of the same on its behalf (affixing the common seal of the Borrower thereto where applicable) and authorizing appropriate persons to take any actions contemplated thereby;

(c)

director’s certificate of the Borrower, certifying, inter alia, that the resolutions referred to in Clause 3.1(c) delivered to the Lender is correct, complete and in full force and effect as at a date no earlier than the date of the Finance Documents and containing a specimen signatures of persons authorized to sign the Finance Documents on behalf of the Borrower to which the Borrower is a party;

(d)

evidence that all authorisations have been obtained and all necessary filings, registrations and other formalities have been or will be completed in order to ensure that the Finance Documents are valid and enforceable;

(e)	written confirmation of acceptance of appointment from each agent for service of process named in Clause 20.3 and in each other Finance Document; and

(f)	such other documents relating to any of the matters contemplated herein as the Lender may reasonably request.

3.2

Form of Documents and Evidence. All the documents and evidence referred to in Clause 3.1 shall be in form and substance satisfactory to the Lender. Copies required to be certified shall be certified in a manner satisfactory to the Lender.

4.	THE ADVANCE

4.1

Availability of the Initial Drawdown Advance. Subject to Clause 4.3 and the other terms and conditions of this Agreement, the Borrower may request the making of the Initial Drawdown Advance of ten million US Dollars (US$10,000,000) available under the Facility on the Initial Drawdown Date or other date agreed by both parties.

4.2

Availability of the Following Drawdown Advance. After the Initial Drawdown Advance, subject to Clause 4.4 and the other terms and conditions of this Agreement, the Borrower may request the making of the outstanding Advance in increments of five million US Dollars (US$5,000,000), which amount shall be variable with the written consent of the Lender, available under the Facility by ten (10) Business Days’ prior written notice during the Availability Period.

4.3	Conditions to the Making of the Initial Drawdown Advance. The making of the Initial Drawdown Advance is subject to the conditions that:

(a)	the requirements of Clause 3 shall have been satisfied before the Notice of Drawing is given;

(b)	the Lender shall have received not later than 12:00 noon (Hong Kong time) on the Initial Drawdown Date the duly completed and signed original Notice of Drawing; and

(c)

no Event of Default or Potential Event of Default shall have occurred (or would be likely to occur as a result of the Advance being made) and all representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct as at the date the Advance is to be made with reference to the facts and circumstances then subsisting.

4.4	Conditions to the Making of the Following Drawdown Advance. The making of the Following Drawdown Advance is subject to the conditions that:

(a)	the requirements of Clause 3 shall have been satisfied before the Notice of Drawing is given;

(b)

the Lender shall have received not later than 12:00 noon (Hong Kong time) on the tenth (10th) Business Day before the date on which the Advance is to be made the duly completed and signed original Notice of Drawing; and

(c)

no Event of Default or Potential Event of Default shall have occurred (or would be likely to occur as a result of the Advance being made) and all representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct as at the date the Advance is to be made with reference to the facts and circumstances then subsisting.

Notwithstanding anything to the contrary provided herein, the Lender shall have the right to decline to make any Following Drawdown Advance at its sole discretion.

4.5

Notice of Drawing Irrevocable. The Notice of Drawing once given shall be irrevocable and the Borrower shall be bound to draw the Advance in accordance therewith, except as otherwise provided in this Agreement.

4.6	Cancellation. If any part of the Facility is undrawn at the end of the Availability Period, it shall be cancelled.

5.	INTEREST AND UPFRONT FEE

5.1

Interest. The rate of interest applicable to the Loan shall be 6% per annum. Interest shall (i) accrue from day to day, (ii) be calculated on the basis of the daily average dollar amount drawn of each calendar quarter and (iii) be accrued and paid on the last date of such calendar quarter.

5.2

Upfront Fee. An upfront fee in the amount of three million five hundred thousand US Dollars (US$ 3,500,000) shall be payable by the Borrower to the Lender on the Initial Drawdown Date, and shall be deducted from the Initial Drawdown Advance directly by the Lender.

6.	REPAYMENT, PREPAYMENT AND CANCELLATION

6.1

Repayment. Subject to Clauses 6.2, 6.3, 6.4 and Clause 13, the Borrower shall repay the Facility in full on the Final Repayment Date together with accrued but unpaid interest and all other monies then outstanding in connection with the Facility.

6.2

Mandatory Prepayments. If the total cash in the bank accounts of the Borrower and its Subsidiaries is more than US$15,000,000 at the end of a calendar month, the Borrower shall use all cash excess US$15,000,000 (“Cash Sweep”) at the end of a calendar month to prepay the Facility together with accrued but unpaid interest and all other monies then outstanding in connection with the Facility within three (3) Business Day after the end of such calendar month.

6.3	Voluntary Prepayment. The Borrower may prepay all or part of the Loan at any time, Provided that:

(a)	the Borrower shall have given to the Lender not less than fifteen (15) days’ prior written notice specifying the amount and date of prepayment;

(b)	unless otherwise agreed by the Lender in writing, the amount of any partial prepayment shall be at least US$5,000,000 and an integral multiple of US$1,000,000; and

(c)	all other sums then due and payable under this Agreement shall have been paid.

6.4

Demand Prepayments. The Lender may request the Borrower to prepay all or part of the Loan at any time by giving to the Borrower not less than forty-five (45) days’ prior written notice specifying the amount of the Loan to be prepaid and date of prepayment.

6.5

Provisions applicable to Prepayments. Any notice of prepayment given by the Borrower under any provision of this Agreement shall be irrevocable and the Borrower shall be bound to make a prepayment in accordance therewith. The Borrower may not prepay the Loan or any part thereof except in accordance with the express terms of this Agreement. Amounts prepaid may not be reborrowed under this Agreement.

6.6

Non-Revolving Facility. The Facility is non-revolving and after the Borrower’s repayment of any Loan and its accrued interests, the aggregate principal amount of the Facility available to the Borrower, which is thirty-five million US Dollars (US$35,000,000) as of the date of this Agreement, shall be deducted by the principal amount of the repaid Loan unless otherwise agreed by the Lender in writing.

7.	CHANGE OF LAW OR CIRCUMSTANCES

7.1

Unlawfulness. If it becomes, or it becomes apparent that it is or will be, unlawful or contrary to any requirement of any governmental, fiscal, monetary or other authority (whether or not having the force of law) for the Lender to give effect to its obligations hereunder, the Lender shall so notify the Borrower, whereupon the Facility shall be cancelled. The Borrower shall forthwith after such notification, or such longer period as the Lender may certify as being permitted by the relevant law, prepay the Loan in full together with interest accrued thereon to the date of prepayment and any other monies owing hereunder.

7.2

Increased Cost. If the Lender determines that any change in, or in the interpretation or application of or compliance with, any law or regulation, or compliance by the Lender with any applicable direction, request or requirement (whether or not having the force of law) of any governmental or other authority does or will subject the Lender to any tax or other payment in respect of sums payable by the Borrower hereunder (other than tax on the Lender’s overall net income), then the Borrower will pay to the Lender on demand all amounts needed to compensate the Lender therefor.

8.	TAXES AND OTHER DEDUCTIONS

8.1

No Deductions or Withholdings. All sums payable by the Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment, the Borrower shall, together with such payment, pay such additional amount as will ensure that the Lender receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Lender copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

8.2

Advance Notification. If at any time the Borrower becomes aware that any such deduction, withholding or payment contemplated by Clause 8.1 is or will be required, he shall immediately notify the Lender and supply all available details thereof.

9.	FEES AND EXPENSES

9.1

Expenses. The Borrower shall forthwith on demand and whether or not the Advance is made pay to or reimburse the Lender for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out–of–pocket expenses) incurred by it in connection with:

(a)	the negotiation, preparation, execution and (where relevant) registration of the Finance Documents and any other documentation required thereunder;

(b)	any amendment to any Finance Document; and

(c)	any inspection, calculation, approval, consent or waiver to be conducted, made or given by the Lender pursuant to any provision of any Finance Document.

9.2	Expenses Estimate. The amount of the costs, charges and expenses mentioned in Section 9.1 above is estimated to be equal to 100,000 (One Hundred Thousand) US Dollars.

9.3

Enforcement Costs. The Borrower shall from time to time forthwith on demand pay to or reimburse the Lender for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by it in investigating any event which it reasonably believes is an Event of Default or Potential Event of Default or in exercising any of its rights or powers under any Finance Document or in suing for or seeking to recover any sums due under any Finance Document or otherwise preserving or enforcing its rights under any Finance Document or in defending any claims brought against it in respect of any Finance Document or in releasing or re-assigning any Security Document.

9.4

Taxes. The Borrower shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees which may be payable in respect of any Finance Document and shall indemnify the Lender against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees.

10.	PAYMENTS AND EVIDENCE OF DEBT

10.1

The Advances. The amount to be advanced by the Lender under this Agreement shall be made available to the Borrower by payment to such account as the Borrower shall have previously agreed with the Lender.

10.2

Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Lender not later than 11:00 a.m. (Hong Kong time) on the relevant due date by wire transfer in US Dollars to such account as specified by the Lender from time to time.

10.3

Allocation of Receipts. If any amount received by the Lender is less than the full amount due, the Lender shall have the right to allocate the amount received towards principal, interest and/or other sums owing hereunder as it considers appropriate.

10.4

Business Days. If any sum would otherwise become due for payment on a non-Business Day that sum shall become due on the next following Business Day and interest shall be adjusted accordingly, except that if the repayment under Clause 6.1 would then become due in another calendar month such payment shall become due on the immediately preceding Business Day.

10.5

Certificate Conclusive and Binding. Where any provision of this Agreement provides that the Lender may certify or determine an amount or rate payable by the Borrower, a certificate by the Lender as to such amount or rate shall be conclusive and binding on the Borrower in the absence of manifest error.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Representations and Warranties. The Borrower represents and warrants to the Lender that:

(a)

Due incorporation: each of the Borrower and its Subsidiaries is a company duly incorporated with limited liability and validly existing under the laws of the place of its incorporation, and is a separate legal entity capable of suing and being sued in its own name;

(b)	Capacity to own and carry out business: each of the Borrower and its Subsidiaries has full capacity and legal rights to own its property and assets and to carry on its business;

(c)

Capacity to enter into: each of the Borrower and the Security Providers has full capacity and legal right to enter into and engage in the transactions contemplated by the Finance Documents to which it is a party and has taken or obtained all necessary action and consents to authorise the execution and performance of the Finance Documents to which it is a party;

(d)

Binding obligations: the Finance Documents to which any of the Borrower and the Security Providers is a party constitute, or when executed and delivered will constitute, legal, valid and binding obligations of the Borrower or the Security Provider (as the case may be) enforceable in accordance with their terms;

(e)

No conflict with other obligations: neither the execution of the Finance Documents to which any of the Borrower and the Security Providers is a party nor the performance by any of the Borrower and the Security Providers of any of its obligations or the exercise of any of its rights thereunder will conflict with or result in a breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on him to be exceeded or result in the creation of or oblige the Borrower or the Security Provider (as the case may be) to create an Encumbrance in respect of any of its property or assets except in favour of the Lender under or pursuant to the Security Documents to which any of the Borrower and the Security Providers is a party;

(f)

Authorisations: all authorisations required from any governmental or other authority or from any creditors of any of the Borrower and the Security Providers for or in connection with the execution, validity and performance of the Finance Documents to which it is a party have been obtained and are in full force and effect or, by the date on which the first Notice of Drawing is given, will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same;

(g)

No filings or taxes: it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of any of the Finance Documents in Hong Kong, Cayman Islands, or any other relevant jurisdiction that any of them or any other document be filed or registered with any authority in Hong Kong, Cayman Islands or elsewhere or that any tax be paid in respect thereof;

(h)

No litigation: no litigation, arbitration or administrative proceeding is currently taking place or pending or, to the knowledge of the Borrower, threatened against the Borrower or the Borrower’s Subsidiaries or any of the Security Providers or their respective assets or revenues;

(i)

No default: neither the Borrower nor any of the Borrower’s Subsidiaries nor any of the Security Providers is in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could have a Material Adverse Effect, and no Event of Default or Potential Event of Default has occurred;

(j)

No misleading information: all information provided to the Lender by or on behalf of the Borrower in connection with the Facility is true and accurate in all respects and all forecasts and projections contained therein were arrived at after due and careful consideration on the part of the Borrower and were, in its considered opinion, fair and reasonable when made; the Borrower is not aware of any fact which has not been disclosed in writing to the Lender which might have a material effect on any such information, forecasts or projections or which might affect the willingness of the Lender to lend upon the terms of this Agreement; and

(k)

No immunity: each of the Borrower and the Security Providers is generally subject to civil and commercial law and to legal proceedings and neither the Borrower nor any of the Security Providers nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.

11.2

Continuing Representation and Warranty. The Borrower also represents and warrants to and undertakes with the Lender that the foregoing representations and warranties will be true and accurate throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

11.3	Acknowledgment of Reliance. The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

12.	UNDERTAKINGS

12.1

Affirmative Undertakings. The Borrower undertakes and agrees with the Lender throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that the Borrower will, unless the Lender otherwise agrees in writing:

(a)	Financial and other information: supply to the Lender:

(i)

within ten (10) days upon a written request of the Lender, a certificate signed by the Borrower certifying that there did not exist any Event of Default or Potential Event of Default as at the date immediately prior to the date of such certificate (or if an Event of Default or Potential Event of Default did exist specifying the same);

(ii)

promptly on request, such additional financial or other information relating to the Borrower, any of the Borrower’s Subsidiaries and any Security Provider as the Lender may from time to time reasonably request;

(b)	Notification of default: promptly inform the Lender of:

(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	any litigation, arbitration or administrative proceeding to which the Borrower or any Security Provider is a party or otherwise in connection with its assets or revenues;

(c)	Compliance with laws: comply with all laws, regulations, authorisations, agreements and obligations applicable to it and pay all taxes imposed on it when due;

(d)

Ownership: cause the Chargors to duly sign and perform their obligations under the Security Documents, and cause the Chargors not to assign, deal with or Dispose of all or any part of the Charged Shares;

(e)	Amendments to constitution: procure that no amendment or supplement is made to its memorandum or articles of association without the prior written consent of the Lender;

(f)

Authorisations: maintain in full force and effect all such authorisations as are referred to in Clause 11.1(f), and take immediate steps to obtain and thereafter maintain in full force and effect any other authorisations which may become necessary or advisable for the purposes stated therein and comply with all conditions attached to all authorisations obtained;

(g)	Ranking of obligations: ensure that its obligations under this Agreement at all times rank at least pari passu with all unsecured and unsubordinated obligations of the Borrower;

(h)	Use of proceeds: use the Facility exclusively for the purposes specified in Clause 2.2;

(i)	Payment obligations: punctually pay all sums due from it to the Lender and otherwise comply with his obligations under the Finance Documents to which it is a party.

12.2

Negative Undertakings. The Borrower undertakes and agrees with the Lender throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that, unless the Lender otherwise agrees in writing, the Borrower will not, and will procure its Subsidiaries and the Security Providers not, enter into any agreement or obligation which might materially and adversely affect its financial or other condition.

13.	EVENTS OF DEFAULT

13.1	Events of Default. Each of the following events and circumstances shall be an Event of Default:

(a)	Non-payment: the Borrower fails to pay any sum payable under any Finance Document to which it is a party when due or otherwise in accordance with the provisions thereof;

(b)

Other obligations: the Borrower or any Security Provider fails duly and punctually to perform or comply with any of its respective obligations or undertakings under any Finance Document to which he or it is a party and, in respect only of a failure which in the opinion of the Lender is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Lender’s satisfaction within seven (7) days (or such longer period as the Lender may approve) after receipt of written notice from the Lender requiring it to do so;

(c)

Misrepresentation: any representation or warranty made or deemed to be made by the Borrower or any Security Provider in or in connection with any Finance Document proves to have been incorrect or misleading in any respect reasonably considered by the Lender to be material;

(d)

Cross default: the Borrower defaults or receives notice of default under any agreement or obligation relating to borrowing or any indebtedness of the Borrower becomes payable or capable of being declared payable before its stated maturity or is not paid when due or any Encumbrance, guarantee or other security now or hereafter created by the Borrower becomes enforceable;

(e)

Authorisation: any of the authorisations referred to in Clause 11.1(f) is not granted or ceases to be in full force and effect or is modified in a manner which, in the reasonable opinion of the Lender, might have a Material Adverse Effect, or if any law, regulation, judgment or order (or the repeal or modification of any of the foregoing) suspends, varies, terminates or excuses performance by the Borrower of any of its obligations under any Finance Document to which it is a party or purports to do any of the same;

(f)

Creditor’s process: a creditor takes possession of all or any part of the business or assets of the Borrower or any execution or other legal process is enforced against the business or any asset of the Borrower and is not discharged within seven (7) days;

(g)

Insolvency proceedings and other procedures: a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or any other step is taken by any person for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Borrower or any of the Security Providers or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or any of the Security Providers or of all or any part of its business or assets or the Borrower becomes subject to any investigation or similar procedures conducted by any stock exchange, regulatory or other governmental authorities;

(h)

Suspension of payments: the Borrower or any of the Security Providers stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent;

(i)

Analogous events: any event occurs which in the opinion of the Lender appears to have an effect analogous to any of the matters set out in paragraphs (f), (g) or (h) above in any jurisdiction in which the Borrower resides or carries on business;

(j)

Cessation of business; expropriation: the Borrower ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of his business or the Borrower Disposes of or threatens to Dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets;

(k)

Other parties: any event which has an effect equivalent or similar to any of the events described in any of the above paragraphs occurs, mutatis mutandis, in relation to any Subsidiary of the Security Provider or if the Borrower or any of the aforesaid persons (being an individual) commits an act of bankruptcy, dies or becomes of unsound mind;

(l)

Unlawfulness: any Finance Document or any provision thereof ceases for any reason to be in full force and effect or is terminated or jeopardised or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same or if there is any purported termination or repudiation of the same or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of his or its obligations thereunder or for the Lender to exercise all or any of its rights, powers and remedies thereunder or any undertaking in Clause 12.1 is not enforceable as such and the Borrower fails to do, or fails to refrain from doing, the activity which he purported to undertake to do or, as the case may be, not to do;

(m)	Material adverse change: any situation occurs which in the opinion of the Lender gives reasonable grounds to believe that an event having a Material Adverse Effect has occurred;

(n)	Failure of the Security Documents to take effect: any of the Security Documents fails to have full force and effect within the time period as provided in Clause 2.3.

13.2	Declarations. If an Event of Default has occurred the Lender may, by written notice to the Borrower:

(a)

declare the Loan, accrued interest and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without further demand, notice or other legal formality of any kind; and/or

(b)	declare the Facility terminated whereupon the obligation of the Lender to make the Advance hereunder (if not yet made) shall immediately cease.

14.	DEFAULT INTEREST

14.1

Default Interest. Default interest shall automatically accrue on all payable and unpaid principal amounts, as from the date on which they became payable to the date on which they are paid (both included), at the interest rate described in Clause 5 (Interest) increased by 15% per annum, which means 21% per annum.

15.	INDEMNITIES AND SET-OFF

15.1

General Indemnity. The Borrower shall indemnify the Lender against all losses, liabilities, damages, costs and expenses (including loss of profits) which the Lender may incur as a consequence of the information produced or approved by the Borrower being or being alleged to be misleading or deceptive in any respect or any Event of Default or any other breach by the Borrower of any of its obligations under any Finance Document to which it is a party or any failure to borrow in accordance with the Notice of Drawing or any prepayment under this Agreement (except under Clause 6.2) or otherwise in connection with the Finance Documents (including any loss or expense incurred in liquidating or redeploying funds acquired or arranged for the purposes of a proposed Advance or to maintain the Loan or any unpaid sum or in terminating any such arrangement or any hedging arrangement in respect of this Agreement and any interest or fees incurred in funding any unpaid sum, but taking into account any interest paid by the Borrower in respect of such unpaid sum under Clause 14).

15.2

Currency Indemnity. US Dollars shall be the currency of account and of payment in respect of sums payable under the Finance Documents. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Borrower or otherwise, the Borrower’s obligations under the Finance Documents to which it is a party shall be discharged only to the extent that the Lender may purchase US Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in US Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under the relevant Finance Document, the Borrower shall indemnify the Lender against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to his other obligations under the Finance Documents and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrower.

15.3

Set-Off. If an Event of Default has occurred the Lender shall have the right, without notice to the Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with the Lender and any other indebtedness owing by the Lender to the Borrower, against the liabilities of the Borrower under the Finance Documents and the Lender is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose. This Clause shall not affect any general or banker’s lien, right of set-off or other right to which the Lender may be entitled.

15.4

No Liability to Borrower. The Lender and its directors, officers, employees, affiliates and agents shall not have any duties, responsibilities or obligations to the Borrower other than as expressly set out in this Agreement. In no event shall the Lender or its directors, officers, employees, affiliates and agents have any liability or obligation to the Borrower as a result of any act or omission by any of them in connection with the Facility or be liable for any loss incurred by the Borrower in any such case, except where such loss results directly from the gross negligence or wilful default of the Lender or its directors, officers, employees, affiliates or agents (but excluding in any case liability for special, indirect, consequential or punitive losses or damages).

16.	WAIVER AND SEVERABILITY

Time is of the essence of this Agreement but no failure or delay by the Lender in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

17.	MISCELLANEOUS

17.1	Execution. This Agreement shall become effective as of the date hereof.

17.2	Entire Agreement. The Finance Documents constitute the entire obligation of the Lender and supersede any previous expressions of intent or understandings in respect of this transaction.

17.3	Publicity. No announcement or other publicity in connection with this Agreement or relating in any way to the Facility shall be made or arranged except with the Lender’s prior written consent

17.4

Amendments in Writing. Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by the Lender.

17.5	Counterparts. Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

18.	ASSIGNMENT

18.1	The Borrower. The Borrower shall not assign any of its rights hereunder.

18.2

The Lender. The Lender may at any time assign to any one or more persons (an “assignee lender”) all or any part of its rights, benefits and obligations under or arising out of the Finance Documents and the Borrower shall execute and do all such transfers, assignments, assurances, acts and things as the Lender may require for perfecting and completing the assignment of such rights, benefits and obligations. Upon any such assignment taking effect (i) the Lender shall be released from such obligations and the Borrower shall look only to the assignee lender in respect of such obligations and (ii) references in the Finance Documents to the Lender shall be construed accordingly as references to the assignee lender or the Lender, as relevant. All agreements, representations and warranties made herein shall survive any assignments made pursuant to this Clause and shall inure to the benefit of all assignee lenders as well as the Lender.

18.3

Participations. The Lender may at any time grant one or more participations in its rights and/or obligations under the Finance Documents but the Borrower shall not be concerned in any way with any participation so granted.

18.4	Disclosure. The Lender may disclose to:

(a)	any actual or potential successor;

(b)	any other person:

(i)	to (or through whom) the Lender assigns or transfers (or may assign or transfer) all or any of its rights or obligations under the Finance Documents;

(ii)

with (or through whom) the Lender enters (or may potentially enter) into any participation or hedging arrangement in relation to this Agreement or any other transaction under which payments are to be made by reference to the Facility, this Agreement, the Borrower or any Security Provider or member of the Group;

(c)	any of its Affiliates or related entities;

(d)	its head office and any other branch, office or unit;

(e)	any other Security Provider or member of the Group; or

(f)	any other person permitted by the Borrower or any other Security Provider or member of the Group; or

(g)

any professional adviser and other person which provides services of any kind to the Lender in connection with the operation of its business (including any rating agency, insurer or insurance broker, direct or indirect provider of credit protection, debt collection agency, credit reference agency or contractor), in each case, on a confidential basis such information about the Borrower, any other Security Provider, the Group and the Finance Documents as the Lender shall consider appropriate. The Lender and any person to which disclosure has been made pursuant to this Clause may also make such disclosures as may be required by or pursuant to any applicable (i) law or regulation of Hong Kong,Cayman Islands, or any other relevant jurisdiction and (ii) (whether or not having the force of law) any guideline, directive or request from a governmental, intergovernmental or supranational body, authority, agency, department or regulatory, self-regulatory or other authority or organisation of Hong Kong, Cayman Islands, or any other relevant jurisdiction with which the Lender or other person is customarily expected to comply.

19.	NOTICES

19.1

Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address by registered mail or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Borrower:	Q&K International Group Limited
Address:	Room 1607, Block A, Longhua Middle Road No. 596, Xuhui District, Shanghai
Fax No:	86-21-64179303
Attention:	Guangjie JIN (金光杰)

To the Lender:	Azure Investments Ltd.
Address:	90 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands
Attention:	Danai Rojanavanichkul

19.2

Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by registered mail, when actually delivered to the relevant address, and (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place

19.3

Language. Each notice, demand or other communication hereunder and any other documents required to be delivered hereunder shall be either in English or accompanied by a certified translation thereof into the English language.

20.	GOVERNING LAW AND DISPUTE RESOLUTION

20.1	Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

20.2

Jurisdiction. The Borrower irrevocably agrees for the benefit of the Lender that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

20.3

Process Agent. The Borrower hereby appoints CONYERS DILL & PEARMAN (the “Process Agent”) to be its agent to accept on behalf of the Borrower service of process issued by the Lender in relation to this Agreement. In the event of any action being commenced in relation to this Agreement, the Borrower agrees that the process by which such action is commenced shall be sufficiently served on the Borrower, and shall be deemed to have been so served, if addressed to the Process Agent and left at or sent by post to the following address:

29th Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong

or to the registered office for the time being of the Process Agent. Notice of any change of Process Agent and/or its address for service in Hong Kong may be given to the Lender in writing by the Borrower, in which case the new details of the new Process Agent and/or address will only apply with effect from the fifteenth (15th) day after receipt of such notice by the Lender. If service of process on the Process Agent is impracticable because the address for service has ceased to exist or otherwise, the Borrower agrees that the process shall be sufficiently served by inserting an advertisement of such process in an issue of a daily newspaper in Hong Kong, whereupon service shall be deemed to have been effected on the day of publication of such advertisement.

20.4

No Limitation on Right of Action. Nothing herein shall limit the right of the Lender to commence any legal action against the Borrower and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

20.5

Waiver, Final Judgment Conclusive. The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Agreement and agrees not to claim that any court thereof is not a convenient or appropriate forum. The Borrower also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

20.6

Waiver of Immunity. The Borrower irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterised as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong, Cayman Islands or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

IN WITNESS whereof this Agreement has been executed by the parties hereto on the date stated at the beginning of this Agreement.

THE BORROWER

SIGNED for and on behalf of
Q&K International Group Limited

by	/s/ Guangjie JIN (金光杰)
Name: Guangjie JIN (金光杰)
Title: Chief Executive Officer

THE LENDER

SIGNED for and on behalf of
Azure Investments Ltd.

by

The Appendix

Form of Notice of Drawing

From:     Q&K International Group Limited

To: Azure Investments Ltd.

                              2019

Dear Sirs,

US$[*] loan facility:

Loan Agreement dated [                            ]2019

We refer to the above Loan Agreement, and hereby give notice that we wish to draw the Advance under the Facility on                                                   2019 in the amount of US$                                                 .

The proceeds of the Advance are to be used exclusively for the purposes specified in the Loan Agreement.

The proceeds of the Advance should be disbursed in accordance with clause 10.1 of the Loan Agreement.

We confirm that:

(a)

the representations and warranties set out in clause 11.1 of the Loan Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct; and

(b)	no Event of Default or Potential Event of Default has occurred which remains unwaived or unremedied or would result from the making of the Advance.

Terms defined in the Loan Agreement have the same meanings when used in this notice.

SIGNED for and on behalf of
Q&K International Group Limited

by	/s/ Guangjie JIN (金光杰)
Name: Guangjie JIN (金光杰)
Title: Chief Executive Officer

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